Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 AMERICA • ASIA PACIFIC • EUROPE

November 1, 2019

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800

Rosemont, Illinois 60018

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Wintrust Financial Corporation, an Illinois corporation (the “Company”), in connection with the registration by the Company of 723,416 shares (the “Shares”) of the Company’s common stock, no par value, issued to certain selling stockholders referred to in the prospectus supplement dated November 1, 2019 (the “Prospectus Supplement”), pursuant to the Agreement and Plan of Merger, dated as of July 25, 2019 (the “Merger Agreement”), by and among the Company, WTFC SBC Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, SBC, Incorporated, a Delaware corporation (“SBC”), and the holders of all outstanding shares of capital stock of SBC. The Shares have been registered pursuant to a Registration Statement on Form S-3 (File No. 333-218565) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on June 7, 2017.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Prospectus Supplement, the Merger Agreement, the articles of incorporation of the Company, as amended to the date hereof, the by-laws of the Company, as amended to the date hereof, and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Prospectus Supplement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the Illinois Business Corporation Act. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to all references to Sidley Austin LLP included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP